EXHIBIT 99.1

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                                           PRESS RELEASE - FOR IMMEDIATE RELEASE


                         INYX SELECTED BY NOVADEL PHARMA

                     TO PRODUCE NITROGLYCERIN LINGUAL SPRAY

NEW YORK - November 23, 2004 - Inyx, Inc. (OTC BB: IYXI), a specialty pharmaceutical company with a focus on niche drug delivery technologies and products, announced today that it has been selected by NovaDel Pharma Inc. (AMEX: NVD) to produce NovaDel's nitroglycerin lingual spray for the treatment of acute angina, under an exclusive five-year contract.

In June, NovaDel filed a New Drug Application (NDA) with the U.S. Food and Drug Administration seeking marketing approval for its aerosol lingual spray version of nitroglycerin under Section 505(b) (2) application that relies on data developed by NovaDel and historical data published in the literature. On September 29, 2004, NovaDel reported that the NDA has been accepted for review by the FDA. The Prescription Drug User Act (PDUFA) goal date is June 4, 2005.

As a result, the targeted date for Inyx to commence production of the NovaDel product is mid- 2005. Under the contract, Inyx will produce the nitroglycerin spray for the United States and most international markets for the first five years on an exclusive manufacturing basis, and then on a non-exclusive basis for the following five years. Inyx intends to produce the NovaDel nitroglycerin spray out of Manati, Puerto Rico. On October 7, 2004, Inyx announced it had agreed to acquire from Sanofi-Aventis Group (NYSE: SNY) the Aventis Pharmaceuticals Puerto Rico site in Manati, with the acquisition anticipated to close by March 31, 2005.

Jack Kachkar, M.D., Chairman and CEO of Inyx, said, "We are very gratified to have been selected by NovaDel to produce this very important product for the company. We are looking forward to a long-term relationship with NovaDel." Discussions are already underway regarding agreements for additional products currently in NovaDel's pipeline.

Gary A. Shangold, M.D., NovaDel's President and CEO, said, "This is the first of NovaDel's six Tier One priority products to reach the stage of NDA submission. Inyx was selected because of its manufacturing expertise for metered dose sprays in particular and inhalation-therapy products in general."

If the NDA is approved as submitted, NovaDel's nitroglycerin lingual spray will be intended for acute relief of an attack or acute prophylaxis of angina pectoris, which is chest pain or discomfort due to coronary artery disease. The nitroglycerin treatment is delivered via a metered dose dispenser designed to ensure accurate dose delivery. This will enable patients to self-administer the product just as they would a breath freshener.

In the United States alone, nearly seven million people suffer from acute angina pectoris, according to the American Heart Association, and U.S. retail sales of nitroglycerin (both capsules and sprays) are in excess of $100 million annually. Approximately the same number of patients in the five largest markets of Europe (Germany, United Kingdom, France, Italy and Spain) have acute angina, according to the British Heart Foundation. It is prescribed that anyone with chronic stable angina keep nitroglycerin tablets or spray with them at all times.


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On  September  8,  2004,  NovaDel  announced  that it entered  into a  licensing agreement with Par Pharmaceutical Companies, Inc. (NYSE: PRX) to market its nitroglycerin lingual spray in the U.S. and Canada. In July, NovaDel was awarded European Union patent No. 0927032 covering the product.

About Inyx

Inyx, Inc. is a specialty pharmaceutical company with aerosol drug delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services to the international healthcare market. In addition, Inyx is developing its own proprietary products to be marketed by selected clients and strategic partners, which include some of the largest pharmaceutical companies. The company's operations are conducted through its wholly owned subsidiary, INyX Pharma Limited, with R&D and production facilities located near Manchester, England, which serves global markets including: North America, Europe, Latin & South America and the Middle East. Another wholly owned subsidiary, Inyx Canada, Inc. based in Toronto, provides business development and support services. Inyx, Inc.'s corporate offices are in New York City. For more information: www.inyxinc.com.

About NovaDel

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company's proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. For more information: www.novadel.com.

About Par Pharmaceutical

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic pharmaceuticals through its principal subsidiary, Par Pharmaceutical, Inc. and its recently acquired subsidiary, Kali Laboratories, Inc. Par currently manufactures, markets or licenses more than 80 prescription drugs. For more information: www.parpharm.com.

Safe Harbor

Statements about Inyx's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.


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For more information, please contact:

Jay M. Green, Executive VP
Inyx, Inc.
416-250-1999 jgreen@inyxinc.com

Barry C. Cohen, VP Business & New Product Development
NovaDel Pharma Inc.
908-782-3431, ext. 2160